Exhibit 99.1

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         NORTH BAY BANCORP
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For Immediate Release

Contact:
Terry L. Robinson
President & CEO
North Bay Bancorp
trobinson@northbaybancorp.com
707-252-5024

                                  NEWS RELEASE

        NORTH BAY BANCORP ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

Napa, CA - May 2, 2003 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced financial results for the three months ended March 31, 2003.

Net income for the first quarter of 2003 was $895,000 , or $.39 per share (diluted), as compared with net income of $778,000, or $.35 per share (diluted), for the first quarter of 2002, representing a 15% increase in net income for the first quarter of 2003 compared with the first quarter of 2002. Total assets were $419,594,000 as of March 31, 2003, equating to growth of 24% over the preceding twelve months. Total assets grew by approximately $3 million from year-end 2002.

"North Bay Bancorp continues on schedule with our business plan," stated Terry Robinson, President & CEO. "We opened our ninth office in March 2003--the new Gateway Office of The Vintage Bank, located on Airport Road in Southern Napa County. Total assets grew during the first quarter despite the normal seasonal runoff in deposits. Our asset quality remains excellent, and our earnings outlook remains positive despite a slow economy and intense price competition."


FINANCIAL HIGHLIGHTS

Earnings
Net interest income for the first quarter of 2003 increased $510,000, or 13%, compared with the first quarter of 2002. The net interest margin decreased during the first quarter of 2003, to 4.98% from an average of 5.31% for year 2002. The major factor in the declining margin was lower yields on investments and loans; rates paid on deposits did not reflect a corresponding decline.

Noninterest income for the first quarter of 2003 increased $76,000, or 12%, compared with the first quarter of 2002. Most noninterest income derives from service charges on deposit accounts. Service charge income increased proportionately less than the growth in deposits due to the average balance of deposit accounts increasing during the previous twelve months, resulting in fewer accounts generating service charges. Also, a recent restructuring of the checking account product line resulted in a higher portion of checking accounts generating no service charges.

Gains on securities transactions were $99,000 during the first quarter of 2003 compared with $66,000 during the first quarter of 2002. These gains resulted from our established practice of selling selected securities prior to maturity and reinvesting funds longer-term in order to maintain yields; this practice normally results in recognized securities gains when the yield curve is "positive".

Noninterest expense for the first quarter of 2003 increased $648,000 , or 19%, compared with the first quarter of 2002. The largest component of the increase was in Salaries and Benefits, which rose 21%, primarily due to increases in full-time equivalent (FTE) employees. The FTE increases related to increasing sales activity and staffing new offices. Other components of noninterest expense that increased materially were legal and professional fees. Legal fees increased primarily due to ongoing litigation with our former host system provider while professional fee increases were primarily related to outsourced information technology services.

Balance Sheet

Total assets were $419.6 million as of March 2003, a 24% increase from 2002. Deposits grew $67 million, or 22%, while loans grew $58.5 million, or 30%, during the twelve months ended March 31, 2003.

Liquidity levels significantly exceeded policy requirements throughout the year. As of March 31, 2003 liquid assets represented 32% of total assets.

Asset quality remains excellent. As of March 31, 2003, the allowance for loan losses was $3.3 million, or 1.3% of loans outstanding. No loan loss provision was accrued for The Vintage Bank during the quarter based upon our revised loan loss reserve analysis; $45,000 was expensed for the provision at Solano Bank. Net charge-offs were a nominal $8,000 for the first quarter of 2003, and non-performing loans totaled $312,000 as of March 31, 2003.

OUTLOOK

Regarding the outlook for 2003, Robinson stated, "We believe we are on track to meet our net income projections for 2003. We anticipate that elements of noninterest expense will decline the remainder of the year. The extent of our earnings growth will be impacted by our ability to continue to add quality assets and maintain yields in the face of a slow economy and increasing pricing competition."

ABOUT NORTH BAY BANCORP

North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. Each bank has a separate board of directors composed of local business and community leaders.

The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The bank's main office and two branch offices are located in the City of

Napa with a branch office in St. Helena and a new branch on Airport Road in the Southern area of Napa County, which opened in March 2003.

Solano Bank, which opened in July, 2000, operates four offices along the I-80 corridor of Solano County. The bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting growth with a quality lifestyle, affordable housing and business-friendly cities.

North Bay Bancorp stock trades on the Nasdaq National Exchange under the symbol NBAN.

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This news  release  contains  forward-looking  statements  with  respect  to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

                                Income Statements
                                   (Unaudited)
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                                                     Three Months Ended
                                                          March 31,
                                                   2003                2002
                                                ----------          ----------
INTEREST INCOME:
   Loans (including fees)                       $4,356,000          $3,801,000
   Federal funds sold                               63,000              58,000
   Investment securities taxable                   782,000             865,000
   Investment securities tax exempt                160,000             149,000
                                                   -------             -------
          Total Interest income                  5,361,000           4,873,000

INTEREST EXPENSE:
   Deposits                                        687,000             835,000
   Long term borrowings                            141,000              15,000
                                                   -------             -------
          Total Interest Expense                   828,000             850,000

          Net interest income                    4,533,000           4,023,000

PROVISION FOR LOAN LOSSES                           45,000             144,000

          Net interest income after
             provision for loan losses           4,488,000           3,879,000

NONINTEREST INCOME:                                709,000             633,000

Gains on securities transactions, net               99,000              66,000

NONINTEREST EXPENSE:
   Salaries and employee benefits                2,306,000           1,904,000
   Occupancy                                       257,000             234,000
   Equipment                                       450,000             476,000
   Other                                         1,002,000             753,000
                                                 ---------           ---------
          Total nonInterest expense              4,015,000           3,367,000

          Income before provision for
            income taxes                         1,281,000           1,211,000

PROVISION FOR INCOME TAXES                         386,000             433,000

NET INCOME                                      $  895,000          $  778,000
                                                ==========          ==========
BASIC EARNINGS PER SHARE:                       $     0.40          $     0.36
                                                ==========          ==========
DILUTED EARNINGS PER SHARE:                     $     0.39          $     0.35
                                                ==========          ==========


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                                North Bay Bancorp
                           Consolidated Balance Sheets
                                   (Unaudited)

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
                                                                   March 31,         March 31,       December 31,
ASSETS                                                               2003              2002              2002
                                                                 ------------      ------------      ------------
CASH AND DUE FROM BANKS                                          $ 28,995,000      $ 17,023,000      $ 23,786,000
FEDERAL FUNDS SOLD                                                 14,729,000        30,533,000        28,525,000
TIME DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS                       100,000           100,000           100,000
                                                                 ------------      ------------      ------------
     Total cash and cash equivalents                               43,824,000        47,656,000        52,411,000

INVESTMENT SECURITIES:
     Held-to-maturity                                               1,250,000         1,293,000         1,272,000
     Available-for-sale                                            98,337,000        73,341,000       104,473,000
     Equity securities                                              1,349,000         1,268,000         1,349,000
                                                                 ------------      ------------      ------------
TOTAL INVESTMENT SECURITIES                                       100,936,000        75,902,000       107,094,000

LOANS, net of allowance for loan losses of $3,327,000
     in March 2003, $2,861,000 in March 2002 and $3,290,000
     in December 2002                                             251,835,000       193,334,000       234,337,000
BANK PREMISES AND EQUIPMENT, net                                   11,320,000        10,216,000        10,800,000
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS                       11,679,000        10,889,000        11,816,000
                                                                 ------------      ------------      ------------

          Total assets                                           $419,594,000      $337,997,000      $416,458,000
                                                                 ============      ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
     Non-interest bearing                                        $ 93,903,000      $ 81,355,000      $104,142,000
     Interest bearing                                             276,746,000       222,274,000       263,661,000
                                                                 ------------      ------------      ------------
          Total deposits                                          370,649,000       303,629,000       367,803,000

LONG-TERM DEBT                                                              0         1,615,000                 0
                                                                                     ---------
          Total borrowings                                                  0         1,615,000                 0

ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES                      3,083,000         2,466,000         3,312,000
                                                                 ------------      ------------      ------------

          Total liabilities                                       373,732,000       307,710,000       371,115,000

Floating rate subordinated
     debenture (trust preferred securities)                        10,000,000                 0        10,000,000

SHAREHOLDERS' EQUITY:
Preferred stock no par value - Authorized, 500,000 shares;
     Issued and outstanding - None
Common stock - no par value - Authorized 10,000,000 shares;
     Issued and outstanding - 2,244,793 shares in
     March 2003, 2,069,989 shares in March 2002 and
     2,130,288 in December 2002                                    28,460,000        24,247,000        25,387,000
Retained earnings                                                   6,148,000         5,683,000         8,612,000
Accumulated other comprehensive income                              1,254,000           357,000         1,344,000
                                                                 ------------      ------------      ------------
     Total shareholders' equity                                    35,862,000        30,287,000        35,343,000

          Total liabilities and shareholders' equity             $419,594,000      $337,997,000      $416,458,000
                                                                 ============      ============      ============